Exhibit 3.1

CERTIFICATE OF DESIGNATION
PREFERENCES AND RIGHTS OF
SERIES A PREFERRED STOCK OF
WIKILOAN, INC.

PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

WikiLoan, Inc., a Delaware Corporation (the “Corporation”), DOES HEREBY CERTIFY:

Pursuant to authority expressly granted and vested in the Board of Directors of the Corporation by the provisions of the Corporation’s Certificate of Incorporation, as amended, the Board of Directors adopted the following resolution on January 30, 2012 authorizing 8,000,000 shares, par value $0.01 series of the Corporation’s Series A Preferred Stock (the “Series A Preferred Stock”) out of the Corporation’s previously authorized 10,000,000 shares of preferred stock, $0.01 par value per share, providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 8,000,000 shares of Series A Preferred Stock of the Corporation;

RESOLVED:  That pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) as amended, the Series A Preferred Stock is created out of the 10,000,000 authorized but unissued shares of the capital preferred stock of the Corporation, such Series A Preferred Stock, to consist of 8,000,000 shares, $0.01 par value per share, which shall have the following preferences, powers, designations and other special rights;

1.           Voting.  Each share of Series A Preferred Sock shall entitle the holder thereof to 10 votes, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law), voting together with the Common Stock as a single class and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation

2.           Dividends.  The holders of each share of the Series A Preferred Stock then outstanding shall be entitled to receive non-cumulative cash dividends, at the annual dividend rate, out of any funds and assets of the Corporation legally available therefore, prior and in preference to any declaration or payment of any dividend payable on the Common Stock.  Such non-cumulative dividends shall be payable only if, as, and when declared by the Board; provided, however, that such non-cumulative dividends, only if declared, will be automatically payable, upon any liquidation event described below.

3.           Liquidation Preference.  Upon the liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock then outstanding shall rank pari passu with the holders of the common stock and shall not have any preference to receive the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before holders of common stock.

4.           Automatic Conversion.  Each share of Series A Convertible Preferred Stock will automatically convert into Ten (10) shares of the Corporation’s common stock, $0.001 par value (the “Common Stock”), at such a time as the Corporation determines, but not later than three months from issuance.

5.           Certain Adjustments for Stock Splits, Mergers, Reorganizations, Etc.  In the event the outstanding shares of Common Stock shall, after the filing of this Resolution, be subdivided (split) or combined (reverse split) by reclassification or otherwise, or in the event of a reclassification, reorganization or exchange or any merger, acquisition, consolidation or reorganization of the Corporation with another Corporation, each share of Series A Convertible Preferred Stock shall thereafter be convertible into the kind and number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the Series A Convertible Preferred Stock would have been entitled upon such reclassification, reorganization, exchange, consolidation, merger or conveyance had the conversion occurred immediately prior to the event.  An adjustment made pursuant to this Section 5 shall become effective immediately after effective date in the case of a subdivision or combination.

6.           Conversion Notice.  The Holder of a share of Series A Convertible Preferred Stock may exercise its conversion right by giving a written conversion notice in the form of Exhibit A hereto (the “Conversion Notice”) (1) by facsimile to the Corporation’s transfer agent for its Common Stock, as designated by the Corporation from time to time (the “Transfer Agent”), confirmed by a telephone call or (2) by overnight delivery service, with a copy by facsimile to the Corporation and to its counsel, as designated by the Corporation from time to time.  The Holder must also surrender the certificate for the Series A Convertible Preferred Stock to the Corporation at its principal office (or such other office or agency of the Corporation may designate by notice in writing to the Holder) at any time during its usual business hours on the date set forth in the Conversion Notice.

7.           Issuance of Certificates; Time Conversion Effected.  Promptly, but in no event more than three (3) Trading Days, after the receipt of the Conversion Notice referred to in Subsection 6 and surrender of the Series A Convertible Preferred Stock certificate, the  Corporation shall cause to be issued and delivered, to the Holder, registered in such name or names as the Holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which the Series A Convertible Preferred Stock has been converted. In the alternative, if the Corporation’s Transfer Agent is a participant in the electronic book transfer program, the Transfer Agent shall credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with The Depository Trust Corporation.  Such conversion shall be deemed to have been effected, and the “Conversion Date” shall be deemed to have occurred, on the date on which such Conversion Notice shall have been received by the Corporation and at the time specified stated in such Conversion Notice, which must be during the calendar day of such notice.  The rights of the Holder of the Series A Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby, on the Conversion Date.  Issuance of shares of Common Stock issuable upon conversion that are requested to be registered in a name other than that of the registered Holder shall be subject to compliance with all applicable federal and state securities laws.

8.           Fractional Shares.  The Corporation shall not, nor shall it cause the Transfer Agent to, issue any fraction of a share of Common Stock upon any conversion.  All shares of Common Stock (including fractions thereof) issuable upon conversion of shares of Series A Convertible Preferred Stock by the Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock.  If, after such aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round, or cause the Transfer Agent to round, such fraction of a share of Common Stock up to the nearest whole share.

9.           No Reissuance of Series A Convertible Preferred Stock.  Shares of Series A Convertible Preferred Stock that are converted into shares of Common Stock as provided herein shall not be reissued.

10.         Vote to Change the Terms of or Issue Series A Convertible Preferred Stock.  The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than fifty-one percent (51%) of the then outstanding shares of Series A Convertible Preferred Stock shall be required for (i) any change to  the Corporation’s Articles of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series A Convertible Preferred Stock, or (ii) any issuance of additional shares of Series A Convertible Preferred Stock.

11.         Notices.  In case at any time:

(a)           the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; or

(b)           there shall be any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets to another Person or other transaction in each case, which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, referred to herein as an “Organic Change”;

then, in any one or more of such cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile or by recognized overnight delivery service to non-U.S. residents, addressed to the Registered Holders of the Series A Convertible Preferred Stock at the address of each such Holder as shown on the books of the Corporation, (i) at least twenty (20) Trading Days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such subscription rights or for determining rights to vote in respect of any such Organic Change and (ii) in the case of any such Organic Change, at least twenty (20) Trading Days’ prior written notice of the date when the same shall take place.  Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Organic Change.

12.        Record Owner.  The Corporation may deem the person in whose name shares of Series A Convertible Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him as, the absolute owner of the Series A Convertible Preferred Stock for the purposes of conversion and for all other purposes, and the Corporation shall not be affected by any notice to the contrary.  All such payments and such conversion shall be valid and effective to satisfy and discharge the liabilities arising under this Certificate of Designations to the extent of the sum or sums so paid or the conversion so made.

13.        Register.  The Corporation shall maintain a transfer agent, which may be the transfer agent for the Common Stock or the Corporation itself, for the registration of the Series A Convertible Preferred Stock.  Upon any transfer of shares of Series A Convertible Preferred Stock in accordance with the provisions hereof, the Corporation shall register or cause the transfer agent to register such transfer on the Stock Register.

IN WITNESS WHEREOF, Edward C. DeFeudis, President and Chief Financial Officer of the Corporation, under penalties of perjury, does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true and accordingly has signed this Certificate of Designations on January 30, 2012.

/s/ Edward C. DeFeudis
Edward C. DeFeudis
President and Chief Financial Officer

EXHIBIT A

WIKILOAN, INC.
CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock dated January 30, 2012 (the “Certificate of Designations”), of WikiLoan, Inc., a Nevada Corporation (the “Corporation”).  In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Shares”) indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Corporation, by tendering the stock certificate(s) representing the Preferred Shares specified below as of the date specified below.

Date of Conversion:	__________________________________

Number of Preferred Shares to be converted:	__________________________________

Please confirm the following information:

Number of shares of Common Stock to be issued:	___________________________________

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Corporation in the following name and to the following address:

Issue to:	______________________________________
Facsimile Number:	______________________________________
Authorization:	______________________________________
By: ___________________________________
Title: __________________________________

Applicable only if the Transfer Agent is a participant in the electronic book entry transfer program:

Account Number:
(if electronic book entry transfer):	______________________________________
Transaction Code Number
(if electronic book entry transfer):	______________________________________
Participant Code:

THIS NOTICE MUST BE DELIVERED TO THE TRANSFER AGENT:

WITH AN ADDITIONAL COPY TO BE MAILED TO THE CORPORATION